NEWS RELEASE

                                                                        CONTACT:
                                                                 Karen L. Howard
                              Vice President-Finance and Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                            Phone:  716-689-5550
                                                        karen.howard@cmworks.com


       COLUMBUS MCKINNON COMPLETES SALE OF LARCO INDUSTRIAL SERVICES, LTD.

Amherst, New York, March 5, 2007 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced the sale of Larco Industrial Services, Ltd. (Larco), the Canadian subsidiary of the Company's wholly owned subsidiary Crane Equipment & Service, Inc (CES). Larco, a manufacturer and servicer of large capacity overhead cranes based in Stoney Creek, Ontario, was sold to Canadian Overhead Handling Inc. (COH) of Montreal, Quebec. The net proceeds of the Larco sale will be used for debt reduction and general operating purposes.

The sale will not have a material impact on Columbus McKinnon's financial results for its fiscal 2007 fourth quarter which ends on March 31, 2007. For the latest 12 months, Larco contributed revenue of approximately $10 million and operated near breakeven.

Timothy T. Tevens, Columbus McKinnon President and Chief Executive Officer commented, "Given its narrowly focused product line and market, Larco was not an essential strategic fit with our CES business which is focused on growth in the United States and other global markets. Larco will be better positioned for growth under its new owners based on their leadership position in Canada as a manufacturer of large specialty cranes."

COH will continue to operate the business as Larco Industrial Services, Ltd. with facilities in Stoney Creek and Cambridge, Ontario and plans to retain Larco's employees. Under its new ownership, Larco will continue to be a key distributor of the various Columbus McKinnon brand products in Southern Ontario.

ABOUT COLUMBUS MCKINNON
-----------------------
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at HTTP://WWW.CMWORKS.COM.
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SAFE HARBOR STATEMENT

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, and involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including changes in accounting regulations and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.



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